UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K AMENDMENT

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 8, 2006

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31886	20-0745214
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20955 Pathfinder Road, Suite 100 Diamond Bar, CA 91765		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 393-4365

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement

On January 12, 2007, AXM Pharma, Inc. (the “Company”) announced that its wholly owned subsidiary, AXM Pharma (Shenyang), Inc. ("AXM Shenyang"), had rescinded the Cooperation Agreement between the subsidiary and Liaoning Ming Cheng Medical & Pharmaceutical Co., Ltd. ("Ming Cheng"), pursuant to a release dated December 8, 2006.   The parties mutually agreed to rescind the Cooperation Agreement and Equity Interest Transfer Agreement as a result of Ming Cheng’s inability to provide certain historical financial records.

Item 2.01

Completion of Acquisition or Disposition of Assets.

On January 7, 2007, AXM Shengyang entered into an Acquisition Restructure and Technology Transfer Agreement (the "Agreement") with Beijing Yuhuatang Biological Sci-Tech Development Co., Ltd. ("Yuhuatang").  Pursuant to the Agreement, AXM will furnish approximately 4.5 million shares of the Company's common stock and RMB 1 million to Yuhuatang in exchange for all the common stock of Yuhuatang and all of the technology of Yuhuatang.  The technology of Yuhuatang was granted innovative funds for Small and Medium Enterprises (SME) from State Science and Technology Ministry.  The Company plans to manufacture products based upon these technologies and export them in the near future.  As a result of the transaction, Yuhuatang will become a wholly owned subsidiary of AXM Shenyang, and AXM Shenyang will have all the rights to the technology formerly owned by Yuhuatang.

Item 9.01

Financial Statements and Exhibits.

(c)         Exhibits.

Exhibit No.	Description
99.1	Release from Cooperation Agreement, dated December 8, 2006, by and between AXM Pharma (Shenyang), Inc. and Liaoning Ming Cheng Medical & Pharmaceutical Co., Ltd.
99.2	Acquisition Restructure and Technology Transfer Agreement, dated January 7, 2007, by and between AXM Pharma (Shenyang), Inc. and Beijing Yuhuatang Biological Sci-Tech Development Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXM PHARMA, INC.

Dated:  January 12, 2007

        By:  /s/ Wei-Shi Wang

            Wei-Shi Wang

            Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Release from Cooperation Agreement, dated December 8, 2006, by and between AXM Pharma, Inc. and Liaoning Ming Cheng Medical & Pharmaceutical Co., Ltd.
99.2	Acquisition Restructure and Technology Transfer Agreement, dated January 7, 2007, by and between AXM Pharma, Inc. and Beijing Yuhuatang Biological Sci-Tech Development Co., Ltd.